Exhibit 15.1
The Board of Directors and Stockholders
Kansas City Southern:
With respect to the registration statement on Form S-8 filed on January 7, 2010, we acknowledge our awareness of the use therein of our reports dated April 30, 2009, July 30, 2009, and October 29, 2009 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
Kansas City, Missouri
January 7, 2010